Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

NEUROSIGMA, INC.

Adopted in accordance with the provisions

of Section 242 of the General Corporation

Law of the State of Delaware

NeuroSigma, Inc. (the “corporation”), a corporation organized and existing under the laws of the State of Delaware, by its duly authorized officers, does hereby certify:

FIRST: That the Board of Directors of the corporation has duly adopted resolutions (i) authorizing the corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to increase the authorized Common Stock, $0.0001 par value, of the corporation to 30,000,000 shares; (ii) declaring such amendment to be advisable; and (iii) directing that the appropriate officers of the corporation solicit the approval of the corporation’s stockholders for such amendment.

SECOND: That upon the effectiveness of this Certificate of Amendment of the Certificate of Incorporation, the Certificate of Incorporation is hereby amended by deleting the first paragraph of Article V in its entirety and replacing it with the following:

“This Corporation is authorized to issue one class of stock to be designated “Common Stock.” The total number of shares which the Corporation is authorized to issue is Thirty Million (30,000,000) shares of Common Stock, $0.0001 par value.”

THIRD: This Certificate of Amendment has been duly approved by the Board of Directors of the corporation in accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware.

FOURTH: This Certificate of Amendment has been duly approved by the holders of the requisite number of shares of capital stock of the corporation, in accordance with the applicable provisions of Sections 216 and 242 of the General Corporation Law of the State of Delaware, by the written consent of the holders of a majority of the outstanding stock of each class of stock entitled to vote thereon as a class, and written notice of such action will be given to the holders of such shares of capital stock who did not so consent, in each case in accordance with Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment of the Certificate of Incorporation of the corporation to be executed by Leon Ekchian, its Chief Executive Officer and President, and attested to by Carl Adams, its Chief Financial Officer, this 28th day of March 2014.

NEUROSIGMA, INC.,
a Delaware corporation

By:	/s/ Leon Ekchian
Leon Ekchian,
Chief Executive Officer and President

ATTEST:

/s/ Carl Adams
Carl Adams,
Chief Financial Officer